Exhibit 4.7

Description of Registrant’s Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934

As of December 31, 2019, Myomo, Inc. (“we” and “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended: our common stock.

The following description of our common stock is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Eighth Amended and Restated Certificate of Incorporation (“Certificate of Incorporation”) and our Amended and Restated Bylaws (“Bylaws”), each of which are incorporated by reference as an exhibit to the Annual Report on Form 10-K of which this Exhibit 4.7 is a part, and by applicable law. We encourage you to read our Certificate of Incorporation, our Bylaws and the applicable provisions of the Delaware General Corporation Law for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 100,000,000 shares of common stock, $0.0001 par value per share, and 25,000,000 shares of undesignated preferred stock, $0.0001 par value per share.

Common Stock

As of December 31, 2019, we had 574,497 shares of common stock outstanding held by 141 stockholders of record. In addition, 181,176 shares of common stock were reserved for issuance in connection with the exercise of warrants and under our equity incentive plans, 21,806 shares of common stock were reserved for issuance upon the exercise of stock options, 18,395 shares were reserved for issuance upon the vesting of restricted stock units, and 659 shares were reserved for issuance upon the vesting of restricted stock under our equity incentive plans. Our board of directors has the authority, without further action by our stockholders, to issue up to 100,000,000 shares of common stock.

Voting Rights

The holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the outstanding shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose, other than any directors that holders of any preferred stock we may issue may be entitled to elect.

Dividends

Subject to limitations under Delaware law and preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared by our board of directors out of legally available funds.

Liquidation

In the event of any voluntary or involuntary liquidation, dissolution or winding up of our affairs, the holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of or provision for all of our debts and other liabilities, subject to the prior rights of any preferred stock then outstanding.

Rights and Preferences

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Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable to the common stock.

Fully Paid and Non-assessable

All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, duly authorized, validly issued, fully paid and non-assessable.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock – Limitations on Rights of Holders of Common Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting, or the designation of, such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon our liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control of our company or other corporate action. No shares of preferred stock are currently outstanding, and we have no present plans to issue any shares of preferred stock.

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